Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – May 4, 2017 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.8 million on revenue of $22.0 million for the first quarter ended April 2, 2017. For the first quarter of 2016, the Company reported operating income of $0.5 million on revenue of $20.8 million.

“Our diversified portfolio of commercial and government/defense products contributed across the board to a 5.8% increase in sales and a gross margin of 31.3% for the first quarter. On the strength of these positive results and continued cost discipline, we delivered a 610 basis-point improvement in operating margin to 8.4% and increased EPS more than five-fold to $0.11, for our tenth consecutive quarter of profitability,” said Michael D. Popielec. “Our first quarter performance, strong cash generation and opportunities created by continued investments in market and sales reach expansion and new product development are encouraging indicators for another year of profitable growth in 2017.”

First Quarter 2017 Financial Results

Revenue was $22.0 million, an increase of $1.2 million, or 5.8%, compared to $20.8 million for the first quarter of 2016 reflecting higher medical and government/defense sales. Battery & Energy Products sales increased $1.0 million to $17.5 million, or 6.3%, compared to $16.4 million last year due primarily to higher government/defense, medical, and 9-Volt sales. Communications Systems grew 3.7% to $4.6 million compared to $4.4 million for the same period last year reflecting shipments of power supplies to a large global defense prime contractor which more than offset the year-earlier shipments under the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program.

Gross profit was $6.9 million, or 31.3% of revenue, compared to $6.4 million, or 30.7% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 28.2%, compared to 31.7% last year, a decrease of 350 basis points, and Communications Systems’ gross margin was 43.0%, compared to 27.0% last year, an increase of 1,600 basis points. For both businesses, the fluctuations in gross margin resulted from variations in product mix.

Operating expenses were $5.0 million compared to $5.9 million last year reflecting discretionary spending reduction actions, acquisition cost synergies and $0.2 million of non-recurring expenses related to last year’s acquisition of Accutronics Ltd. Operating expenses were 22.9% of revenue compared to 28.4% of revenue for the year-earlier period.

Operating income was $1.8 million compared to $0.5 million last year for an operating margin of 8.4% compared to 2.3% last year.

Net income was $1.7 million, or $0.11 per share, compared to net income of $0.3 million, or $0.02 per share, for the first quarter of 2016.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)

(Unaudited)

ASSETS
	April 2,	December 31,
	2017	2016
Current Assets:
Cash and Cash Equivalents	$13,679	$10,706
Trade Accounts Receivable, Net	13,747	13,179
Inventories	22,729	23,456
Prepaid Expenses and Other Current Assets	1,995	2,079
Total Current Assets	52,150	49,420

Property, Equipment and Improvements, Net	8,071	7,999
Goodwill, Intangibles and Other Assets	27,361	27,325
Total Assets	$87,582	$84,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$7,071	$7,292
Accrued Compensation and Related Benefits	1,708	1,258
Accrued Expenses and Other Current Liabilities	2,627	2,778
Total Current Liabilities	11,406	11,328
Deferred Income Taxes and Other Non-Current Liabilities	5,604	5,556
Total Liabilities	17,010	16,884

Shareholders' Equity:
Common Stock	1,951	1,932
Capital in Excess of Par Value	178,936	178,163
Accumulated Deficit	(88,887)	(90,542)
Accumulated Other Comprehensive Loss	(2,821)	(3,080)
Treasury Stock	(18,443)	(18,443)
Total Ultralife Equity	70,736	68,030
Non-Controlling Interest	(164)	(170)
Total Shareholders’ Equity	70,572	67,860

Total Liabilities and Shareholders' Equity	$87,582	$84,744

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)

(Unaudited)

	Three Month Periods Ended
	April 2,	March 27,
	2017	2016
Revenues:
Battery & Energy Products	$17,479	$16,440
Communications Systems	4,556	4,393
Total Revenues	22,035	20,833

Cost of Products Sold:
Battery & Energy Products	12,549	11,223
Communications Systems	2,596	3,205
Total Cost of Products Sold	15,145	14,428

Gross Profit	6,890	6,405

Operating Expenses:
Research and Development	1,138	1,656
Selling, General and Administrative	3,911	4,267
Total Operating Expenses	5,049	5,923

Operating Income	1,841	482

Other Expense	(93)	(113)

Income before Income Taxes	1,748	369

Income Tax Provision	(87)	(88)

Net Income	1,661	281

Net (Income) Loss Attributable to Non-Controlling Interest	(6)	18

Net Income Attributable to Ultralife Corporation	$1,655	$299

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$0.11	$0.02

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.11	$0.02

Weighted Average Shares Outstanding – Basic	15,412	15,323
Weighted Average Shares Outstanding – Diluted	15,656	15,666